Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-196099 on Form S-8 of our report relating to the combined financial statements of NextEra Energy Partners, LP (Predecessor) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the basis of presentation of the combined financial statements) dated April 3, 2014 (May 19, 2014 as to the immaterial restatement disclosed in Note 2), appearing in Registration Statement No. 333-196099 on Form S-1 of NextEra Energy Partners, LP for the year ended December 31, 2013.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Boca Raton, Florida
July 14, 2014